Exhibit 10.1

AMENDMENT TO ZST DIGITAL NETWORKS, INC. 2010 OMNIBUS INCENTIVE PLAN

AMENDMENT NO. 1
TO
ZST DIGITAL NETWORKS, INC.  2010 OMNIBUS INCENTIVE PLAN

The following constitutes Amendment No. 1 to the 2010 Omnibus Incentive Plan (the “Plan”) of ZST Digital Networks, Inc.  (the “Company”).  This amendment increases the total number of initially authorized shares of Common Stock reserved and available for issuance under the Plan from 500,000 shares by 500,000 shares so that the Plan authorizes a total of 1,000,000 shares.

Pursuant to the approval of the Board of Directors dated July 15, 2011 and stockholder approval on August 17, 2011, Section 4.01 of the Plan shall be deleted in its entirety and replaced with the following:

4.01.     Number of Shares Issuable.  The total number of shares authorized to be issued under the Plan shall be One Million (1,000,000) shares of Common Stock.  The foregoing share limit shall be subject to adjustment in accordance with Section 11.07.  The shares to be offered under the Plan shall be authorized and unissued Common Stock, or issued Common Stock that shall have been reacquired by the Company.

IN WITNESS WHEREOF, pursuant to the due authorization and adoption of this amendment to the Plan by the board of directors and stockholders on the day and year set forth below, the Company has caused this amendment to the Plan to be duly executed by its duly authorized officer.

Dated:  August 17, 2011

ZST Digital Networks, Inc.
a Delaware corporation

By:	/s/ Zhong Bo
	Name:	Zhong Bo
	Title:	Chief Executive Officer and
Chairman of the Board of Directors